Exhibit 10.1

AMENDMENT NO. 3
TO THE S.Y. BANCORP, INC.
2005 STOCK INCENTIVE PLAN

This Amendment No. 3 to the S.Y. Bancorp, Inc. 2005 Stock Incentive Plan (the "Plan") effective as of the date of its execution.

Recitals

A.
S.Y. Bancorp, Inc. (the "Company") maintains the Plan and has reserved the right to amend it from time to time, by action of its Board to the extent not specifically required by the Plan to be approved by shareholders.

B.	The Company desires to amend the Plan to allow for the deferred receipt of stock issuable upon lapse of restrictions under RSU's granted to directors.

Amendments

Now, therefore, the Plan is hereby amended as follows:

1.          The last sentence of Section 6.1 of the Plan is amended so that as amended it reads in its entirety as follows:

Except to the extent specifically permitted by this Plan, an Award Agreement must provide that a Participant may not accelerate or defer receipt of income attributable to the exercise or vesting of an Award that constitutes (or would with such election) "deferred compensation" within the meaning of Code Section 409A.

2.           Sections 10.3-10.4 of the Plan are hereby amended so that as amended, they shall read in their entirety as follows:

10.3          Payment or Deferral After Restricted Period Ends.

(i)           General. Unless a Director Participant makes a deferral election under the Company's Director Nonqualified Deferred Compensation Plan before the end of the calendar year preceding the date an RSU is granted, as soon as practicable (and in no event later than 74 days) after the expiration of the Restricted Period, if and to the extent that any conditions to the Award or performance criteria are then met (unless waived by the terms of the Award Agreement or upon a Change in Control as provided in Section 10.2), the Participant shall be entitled to receive from the Company a number of shares of Common Stock equal to the number of Restricted Stock Units granted, plus, if (and only if) the Award Agreement so provides, Common Stock with a Fair Market Value at that issuance date equal to the cash dividends paid on that number of shares of Common Stock during the Restricted Period (rounded down to the nearest whole share). Such Common Stock will be issued or transferred to the Participant no later than 74 days after the end of the calendar year in which the Restricted Period ends and any other vesting conditions are satisfied or waived.

(ii)          Deferral into Director Nonqualified Deferred Compensation Plan.  If a Director Participant elects to defer the receipt of Common Stock issuable upon expiration of the Restricted Period with respect to some or all RSUs awarded that Director, in the time and manner required by the terms of the Company's Director Nonqualified Deferred Compensation Plan or a successor plan thereto (the "Deferral Plan"), the Common Stock that would have been issued to the Participant pursuant to Section 10.3(i) above, shall be credited to the Deferral Plan, and paid to Participant only as and when that Deferral Plan so provides.

10.4          Other Terms and Conditions.

(i)           Not a Shareholders; Dividends. Restricted Stock Units shall not constitute issued and outstanding shares of Common Stock. A Participant shall not, with respect to a Restricted Stock Unit, have any rights as a shareholder of the Company, such as the right to vote the shares or the right to receive dividends and other distributions, at any time before the Participant has become the holder of record of the Common Stock, except as specifically provided in the Award Agreement with respect to dividend rights as provided in the next sentence. The Committee may provide in the Award Agreement that Participants holding Restricted Stock Units may be entitled to receive an amount in cash or additional Common Stock equal to the cash distributions made by the Company with respect to a share of Common Stock, either as and when paid to shareholders of the Company during the period such Restricted Stock Units are outstanding, or at the end of the Restricted Period to the extent the underlying Common Stock is then vested and issuable, provided that such a right includes payment terms that that comply with Code Section 409A.

(ii)          Other Conditions.  At the time of an Award of Restricted Stock Units, the Committee may, in its sole discretion, prescribe additional terms, conditions, restrictions and limitations applicable to the Restricted Stock Units, including without limitation rules pertaining to the Termination of Employment or Service (by reason of death, permanent and total disability, or otherwise) of a Participant prior to expiration of the Restricted Period.

In witness whereof, a duly authorized officer of the Company has executed this Amendment on the date set forth below on behalf of the Company pursuant to action of the Board, after the Board has determined this to be an amendment that does not, under the Plan, require shareholder approval.

S. Y. BANCORP, INC.

By: _________________________________________

Name: _______________________________________

Title: ________________________________________

2